Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
                                          Contact: Marianne Wade
(973) 924-5100
investorrelations@investorsbank.com

Investors Bancorp, Inc. Announces Third Quarter Financial Results and Cash Dividend

Short Hills, N.J. - (PR NEWSWIRE) - October 28, 2020 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank (“Bank”), reported net income of $64.3 million, or $0.27 per diluted share, for the three months ended September 30, 2020 as compared to $42.6 million, or $0.18 per diluted share, for the three months ended June 30, 2020 and $52.0 million, or $0.20 per diluted share, for the three months ended September 30, 2019.

For the nine months ended September 30, 2020, net income totaled $146.4 million, or $0.62 per diluted share, compared to $146.8 million, or $0.55 per diluted share, for the nine months ended September 30, 2019.

Net income for the three and nine months ended September 30, 2020 was impacted by a provision for credit losses of $8.3 million and $72.8 million, respectively. The primary driver of our provision for credit losses was the current and forecasted economic conditions that include the estimated impact of the COVID-19 pandemic.

The Company also announced today that its Board of Directors declared a cash dividend of $0.12 per share to be paid on November 25, 2020 for stockholders of record as of November 10, 2020.

Kevin Cummings, Chairman and CEO, commented, “Earnings per share increased 51% quarter over quarter and 12% year-to-date. Our margin expanded six basis points quarter over quarter, despite a continued drag from an elevated cash position, and our non-interest income improved nicely this quarter.”

Mr. Cummings also commented, “We are encouraged by the decline in our deferred loan balances from $4.29 billion or 20% of loans reported in the first quarter to $730 million or 3% of loans as of October 20. Despite a lower provision for credit losses this quarter, our allowance as a percentage of loans increased nine basis points. Our delinquent loans and credit quality ratios remained relatively stable and we feel prepared for the continued economic uncertainty ahead.”

Performance Highlights
•Net interest margin increased six basis points to 2.79% for the three months ended September 30, 2020 compared to the three months ended June 30, 2020. Net interest margin continued to be negatively impacted by an elevated cash position during the quarter.
•Cash and cash equivalents were $557.7 million at September 30, 2020 as compared to $735.2 million at June 30, 2020. Average interest-earning cash and cash equivalents were $978.0 million for the three months ended September 30, 2020 compared with $1.29 billion for the three months ended June 30, 2020.
•Non-interest-bearing deposits increased $304.6 million, or 10.0%, during the three months ended September 30, 2020. The cost of interest-bearing deposits decreased 9 basis points to 0.84% for the three months ended September 30, 2020 compared to the three months ended June 30, 2020.
•Total loans decreased $364.2 million, or 1.7%, to $21.00 billion at September 30, 2020 from $21.36 billion at June 30, 2020.
•The provision for credit losses was $8.3 million for the three months ended September 30, 2020 compared with $33.3 million for the three months ended June 30, 2020.
•Total non-interest income was $19.9 million for the three months ended September 30, 2020, an increase of $9.8 million compared to the three months ended June 30, 2020.
•Total non-interest expenses were $104.1 million for the three months ended September 30, 2020, an increase of $4.0 million, or 4.0%, compared to the three months ended June 30, 2020. Included in total non-interest expenses were $965,000 of costs from the early extinguishment of $200 million of borrowings during the three months ended September 30, 2020. The efficiency ratio declined to 51.63% for the three months ended September 30, 2020 from 52.06% for the three months ended June 30, 2020.
•As of October 20, 2020, COVID-19 related loan deferrals totaled $730 million, or 3% of loans, compared to $2.7 billion, or 13% of loans, as of July 22, 2020.
•Non-accrual loans were $132.0 million, or 0.63% of total loans, at September 30, 2020 as compared to $126.8 million, or 0.59% of total loans, at June 30, 2020 and $92.1 million, or 0.42% of total loans, at September 30, 2019.
•Tier 1 Leverage, Common Equity Tier 1 Risk-Based, Tier 1 Risk-Based and Total Risk-Based Capital Ratios were 9.76%, 13.24%, 13.24% and 14.49%, respectively, at September 30, 2020.

Financial Performance Overview
Third Quarter 2020 compared to Second Quarter 2020
For the third quarter of 2020, net income totaled $64.3 million, an increase of $21.7 million as compared to $42.6 million for the second quarter of 2020. The changes in net income on a sequential quarter basis are highlighted below.
Net interest income decreased by $365,000, or 0.2%, as compared to the second quarter of 2020. Changes within interest income and expense categories were as follows:

•Interest and dividend income decreased $5.5 million, or 2.2%, to $240.7 million as compared to the second quarter of 2020, primarily attributed to the average balance of net loans, which decreased $487.7 million, mainly as a result of paydowns and payoffs, offset by loan originations. Offsetting this decline was a 4 basis point increase in the weighted average yield on net loans to 4.12%.
•Prepayment penalties, which are included in interest income, totaled $7.4 million for the three months ended September 30, 2020 as compared to $8.1 million for the three months ended June 30, 2020.
•Interest expense decreased $5.1 million, primarily attributed to the average balance of total borrowed funds, which decreased $536.5 million, or 10.7%, to $4.49 billion for the three months ended September 30, 2020 and the average balance of interest-bearing deposits, which decreased $486.9 million, or 2.9%, to $16.21 billion for the three months ended September 30, 2020. In addition, the weighted average cost of interest-bearing liabilities decreased 4 basis points to 1.14% for the three months ended September 30, 2020.
Net interest margin increased six basis points to 2.79% for the three months ended September 30, 2020 compared to the three months ended June 30, 2020, driven primarily by the lower cost of interest-bearing liabilities and the decline in lower yielding average cash balances.
Total non-interest income was $19.9 million for the three months ended September 30, 2020, an increase of $9.8 million, as compared to $10.1 million for the second quarter of 2020. The increase in non-interest income was due in part to a $4.2 million increase in fees and service charge income stemming primarily from a $2.6 million charge against our mortgage servicing asset during the second quarter. In addition, customer swap fee income increased $3.1 million, gain on loans from mortgage banking activity increased $1.7 million and income from wealth and investment products increased $1.3 million.
Total non-interest expenses were $104.1 million for the three months ended September 30, 2020, an increase of $4.0 million, or 4.0%, as compared to the second quarter of 2020. The change was primarily due to an increase of $4.1 million in compensation and benefit expenses primarily driven by higher incentive compensation expense and medical expense. Included in total non-interest expenses were $965,000 of costs from the early extinguishment of $200 million of borrowings during the three months ended September 30, 2020.
Income tax expense was $24.8 million for the three months ended September 30, 2020 and $16.2 million for the three months ended June 30, 2020. The effective tax rate was 27.9% for the three months ended September 30, 2020 and 27.6% for the three months ended June 30, 2020.

Third Quarter 2020 compared to Third Quarter 2019
For the third quarter of 2020, net income totaled $64.3 million, an increase of $12.3 million as compared to $52.0 million in the third quarter of 2019. The changes in net income on a year over year quarter basis are highlighted below.
On a year over year basis, third quarter of 2020 net interest income increased by $17.2 million, or 10.4%, as compared to the third quarter of 2019 due to:
•Interest expense decreased $41.0 million, or 41.0%, primarily attributed to the weighted average cost of interest-bearing liabilities, which decreased 76 basis points to 1.14% for the three months ended September 30, 2020. In addition, the average balance of total borrowed funds decreased $1.26 billion, or 21.9%, to $4.49 billion, while the average balance of interest-bearing deposits increased $848.1 million, or 5.5%, to $16.21 billion for the three months ended September 30, 2020.

•Interest and dividend income decreased $23.9 million, or 9.0%, to $240.7 million, primarily attributed to the weighted average yield on net loans, which decreased 15 basis points to 4.12%. In addition, the average balance of net loans decreased $843.1 million, mainly as a result of paydowns and payoffs, offset by loan originations, including $334.7 million of PPP loans, and $453.3 million of loans acquired from Gold Coast.
•Prepayment penalties, which are included in interest income, totaled $7.4 million for the three months ended September 30, 2020 as compared to $5.2 million for the three months ended September 30, 2019.
Net interest margin increased 26 basis points year over year to 2.79% for the three months ended September 30, 2020 from 2.53% for the three months ended September 30, 2019, driven primarily by the lower cost of interest-bearing liabilities and an increase in prepayment penalties, partially offset by the growth in lower yielding average cash balances.
Total non-interest income was $19.9 million for the three months ended September 30, 2020, an increase of $5.1 million year over year. This increase was primarily due to gain on loans, which increased $3.6 million due to a higher volume of mortgage banking loan sales to third parties.
Total non-interest expenses were $104.1 million for the three months ended September 30, 2020, a decrease of $4.7 million, or 4.3%, year over year. The decrease was due to a decrease of $3.7 million in compensation and benefit expense driven by lower headcount, stock-based compensation expense and benefits expense.
Income tax expense was $24.8 million for the three months ended September 30, 2020 and $21.0 million for the three months ended September 30, 2019. The effective tax rate was 27.9% for the three months ended September 30, 2020 and 28.8% for the three months ended September 30, 2019.

Nine Months Ended September 30, 2020 compared to Nine Months Ended September 30, 2019
Net income decreased by $319,000 year over year to $146.4 million for the nine months ended September 30, 2020. The change in net income year over year is the result of the following:
Net interest income increased by $50.6 million as compared to the nine months ended September 30, 2019 due to:
•Interest expense decreased by $87.4 million, or 29.8%, to $206.1 million for the nine months ended September 30, 2020, as compared to $293.5 million for the nine months ended September 30, 2019, primarily attributed to a decrease in the weighted average cost of interest-bearing liabilities of 57 basis points to 1.30% for the nine months ended September 30, 2020. In addition, the average balance of total borrowed funds decreased $500.0 million, or 9.0%, to $5.07 billion for the nine months ended September 30, 2020. These decreases were partially offset by the average balance of interest-bearing deposits, which increased $753.2 million, or 4.9%, to $16.08 billion for the nine months ended September 30, 2020.
•Total interest and dividend income decreased by $36.8 million, or 4.7%, to $743.0 million for the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019, primarily attributed to the weighted average yield on net loans, which decreased 8 basis points to 4.14% primarily driven by lower average yields on new loan origination volume, partially offset by an increase in prepayment penalties. In addition, the average balance of net loans decreased $438.9 million, mainly from paydowns and payoffs, partially offset by loan originations, including $334.7 million of PPP loans, and $453.3 million of loans acquired from Gold Coast.
•Prepayment penalties, which are included in interest income, totaled $23.2 million for the nine months ended September 30, 2020, as compared to $11.4 million for the nine months ended September 30, 2019.
Net interest margin increased 22 basis points to 2.74% for the nine months ended September 30, 2020 from 2.52% for the nine months ended September 30, 2019, primarily driven by the lower cost of interest-bearing liabilities, partially offset by the lower yield on interest-earning assets.
Total non-interest income was $44.7 million for the nine months ended September 30, 2020, an increase of $11.8 million as compared to the nine months ended September 30, 2019. The increase was primarily due to gain on loans, which increased $7.6 million as a result of a higher volume of mortgage banking loan sales to third parties. In addition, the Company recognized a $5.7 million loss on the sale of securities during the second quarter of 2019.
Total non-interest expenses were $306.6 million for the nine months ended September 30, 2020, a decrease of $9.3 million, or 2.9%, as compared to the nine months ended September 30, 2019. This decrease was due to a decrease of $8.4 million in compensation and fringe benefit expense, a decrease of $4.0 million in advertising and promotional expense and a decrease of $2.5 million in other non-interest expense. These decreases were partially offset by an increase of $2.7 million in data processing and communication expense and an increase of $2.0 million in occupancy expense. Included in non-interest expenses for the nine months ended September 30, 2020 was $3.6 million of Gold Coast acquisition-related expenses.
Income tax expense was $55.7 million for the nine months ended September 30, 2020 compared to $59.1 million for the nine months ended September 30, 2019. The effective tax rate was 27.6% for the nine months ended September 30, 2020 and 28.7% for the nine months ended September 30, 2019.

Asset Quality
On January 1, 2020, the Company adopted ASU 2016-13, Financial Instruments- Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“CECL”). CECL requires the measurement of all expected credit losses over the life of financial instruments held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. CECL replaced the incurred loss methodology and therefore, the allowance and provision for credit losses is based upon estimated expected credit losses rather than incurred losses.
Our provision for credit losses is primarily a result of the expected credit losses on our loans, unfunded commitments and held-to-maturity debt securities over the life of these financial instruments, including the inherent credit risk in these financial instruments, the composition of and changes in our portfolios of these financial instruments, and the level of charge-offs. At September 30, 2020, our allowance for credit losses and related quarterly provision continue to be affected by the impact of COVID-19 on the current and forecasted economic conditions. For the three months ended September 30, 2020, our provision for credit losses was $8.3 million, compared to $33.3 million for the three months ended June 30, 2020 and a negative provision of $2.5 million for the three months ended September 30, 2019. For the three months ended September 30, 2020, net charge-offs were $667,000 compared to net charge-offs of $4.1 million for the three months ended June 30, 2020 and net charge-offs of $1.5 million for the three months ended September 30, 2019. Our provision was $72.8 million for the nine months ended September 30, 2020 compared to a negative provision of $2.5 million for the nine months ended September 30, 2019. For the nine months ended September 30, 2020, net charge-offs were $12.8 million compared to $5.3 million for the nine months ended September 30, 2019.
Total non-accrual loans were $132.0 million, or 0.63% of total loans, at September 30, 2020 compared to $126.8 million, or 0.59% of total loans, at June 30, 2020 and $95.2 million, or 0.44% of total loans, at December 31, 2019. We continue to proactively and diligently work to resolve our troubled loans.
At September 30, 2020, there were $35.7 million of loans deemed as troubled debt restructured loans (“TDRs”), of which $26.5 million were residential and consumer loans, $3.8 million were commercial and industrial loans and $5.4 million were commercial real estate loans. TDRs of $9.8 million were classified as accruing and $25.9 million were classified as non-accrual at September 30, 2020.
The following table sets forth non-accrual loans and accruing past due loans (excluding loans held for sale) on the dates indicated as well as certain asset quality ratios.

	September 30, 2020		June 30, 2020		March 31, 2020		December 31, 2019		September 30, 2019
	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	78	$17.2	79	$19.9	106	$24.6	111	$23.4	89	$17.6
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	5	5.3	9	24.6	10	57.9	5	45.6	9	16.0
Commercial real estate	7	4.6	9	10.6	6	23.5	9	6.8	7	17.8
Commercial and industrial	6	3.7	13	7.5	21	5.3	16	7.8	9	5.9
Total 30 to 59 days past due	96	30.8	110	62.6	143	111.3	141	83.6	114	57.3
60 to 89 days past due:
Residential and consumer	20	4.8	30	7.5	32	7.5	33	6.5	46	11.6
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	2	2.1	5	19.1	—	—	1	1.9	2	3.5
Commercial real estate	5	26.3	8	3.3	—	—	—	—	3	3.2
Commercial and industrial	6	2.2	5	1.2	4	5.2	6	2.0	5	4.7
Total 60 to 89 days past due	33	35.4	48	31.1	36	12.7	40	10.4	56	23.0
Total accruing past due loans	129	$66.2	158	$93.7	179	$124.0	181	$94.0	170	$80.3
Non-accrual:
Residential and consumer	250	$52.2	255	$50.6	254	$46.5	255	$47.4	261	$48.2
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	13	51.1	14	48.3	9	23.4	8	23.3	6	19.6
Commercial real estate	28	17.8	22	12.3	21	11.4	22	12.0	30	12.3
Commercial and industrial	19	10.9	29	15.6	22	17.0	18	12.5	16	12.0
Total non-accrual loans	310	$132.0	320	$126.8	306	$98.3	303	$95.2	313	$92.1
Accruing troubled debt restructured loans	51	$9.8	52	$12.2	55	$12.8	57	$13.1	58	$12.5
Non-accrual loans to total loans		0.63%		0.59%		0.46%		0.44%		0.42%
Allowance for loan losses as a percent of non-accrual loans		217.75%		215.48%		247.54%		239.66%		247.62%
Allowance for loan losses as a percent of total loans		1.37%		1.28%		1.14%		1.05%		1.05%

Balance Sheet Summary

Total assets decreased $91.8 million, or 0.3%, to $26.61 billion at September 30, 2020 from December 31, 2019. Cash and cash equivalents increased $382.8 million to $557.7 million at September 30, 2020. Securities increased $224.0 million, or 5.8%, to $4.07 billion at September 30, 2020. Net loans decreased $778.0 million, or 3.6%, to $20.70 billion at September 30, 2020.

The detail of the loan portfolio is below:

	September 30, 2020	June 30, 2020	December 31, 2019
	(In thousands)
Commercial Loans:
Multi-family loans	$7,256,015	7,377,929	7,813,236
Commercial real estate loans	4,912,155	4,873,353	4,831,347
Commercial and industrial loans	3,399,059	3,428,916	2,951,306
Construction loans	341,449	304,460	262,866
Total commercial loans	15,908,678	15,984,658	15,858,755
Residential mortgage loans	4,407,224	4,702,957	5,144,718
Consumer and other	681,940	674,392	699,796
Total Loans	20,997,842	21,362,007	21,703,269
Deferred fees, premiums and other, net	(12,274)	(10,044)	907
Allowance for loan losses	(287,511)	(273,319)	(228,120)
Net loans	$20,698,057	21,078,644	21,476,056

During the nine months ended September 30, 2020, we originated $814.3 million in commercial and industrial loans (including $334.7 million of PPP loans), $733.9 million in multi-family loans, $447.8 million in residential loans, $368.9 million in commercial real estate loans, $67.3 million in consumer and other loans and $59.0 million in construction loans. Our originations reflect our continued focus on diversifying our loan portfolio. In addition, we acquired $453.3 million of loans from Gold Coast on April 3, 2020. Our loans are primarily on properties and businesses located in New Jersey and New York.

In addition to the loans originated for our portfolio, we originated residential mortgage loans for sale to third parties totaling $410.5 million during the nine months ended September 30, 2020. As of September 30, 2020, loans held for sale were $20.0 million.

The allowance for loan losses increased by $59.4 million to $287.5 million at September 30, 2020 from $228.1 million at December 31, 2019. The increase of $59.4 million reflects an increase of $71.5 million from the provision for credit losses related to our loan portfolio and an increase of $4.2 million from acquired loans accounted for as PCD loans, partially offset by a decrease of $12.8 million resulting from net charge-offs and a decrease of $3.6 million upon CECL adoption. Our allowance for loan losses was significantly affected by the impact of COVID-19 on current and forecasted economic conditions. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the current and forecasted economic conditions over the life of our loans. At September 30, 2020, our allowance for loan losses as a percent of total loans was 1.37%, an increase from 1.05% at December 31, 2019 which was driven by the factors noted above.

Securities increased by $224.0 million, or 5.8%, to $4.07 billion at September 30, 2020 from $3.85 billion at December 31, 2019. This increase was primarily a result of purchases, partially offset by paydowns. At September 30, 2020, our allowance for credit losses on held-to-maturity debt securities was $3.1 million.

Deposits increased by $1.24 billion, or 7.0%, to $19.10 billion at September 30, 2020 from $17.86 billion at December 31, 2019 primarily driven by increases in checking and money market deposits, offset by a decrease in time deposits. Checking accounts increased $1.06 billion to $9.04 billion at September 30, 2020 from $7.99 billion at December 31, 2019. Core deposits (savings, checking and money market) represented approximately 81% of our total deposit portfolio at September 30, 2020 compared to 78% at December 31, 2019.

Borrowed funds decreased by $1.52 billion, or 26.1%, to $4.31 billion at September 30, 2020 from $5.83 billion at December 31, 2019 primarily driven by the increase in deposits. The decrease includes the early extinguishment of $400 million of borrowings during the second and third quarters of 2020.

Other liabilities increased by $115.8 million, or 141.6%, to $197.7 million at September 30, 2020 from $81.8 million at December 31, 2019 primarily driven by increases in income taxes payable and our allowance for credit losses on unfunded commitments, as well as a commitment to purchase investment securities. At September 30, 2020, our allowance for credit losses on unfunded commitments was $13.9 million.

Stockholders’ equity increased by $47.8 million to $2.67 billion at September 30, 2020 from $2.62 billion at December 31, 2019, primarily attributed to net income of $146.4 million, common stock issued to finance the Gold Coast acquisition of $20.9 million and share-based plan activity of $14.5 million for the nine months ended September 30, 2020. These increases were partially offset by other comprehensive loss of $32.4 million and cash dividends of $0.36 per share totaling $89.7 million during the nine months ended September 30, 2020. In addition, stockholders’ equity decreased by $8.5 million on January 1, 2020 in connection with the adoption of CECL. The Company remains above the FDIC’s “well capitalized” standards, with a Common Equity Tier 1 Risk-Based Ratio of 13.24% at September 30, 2020.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Bank, which as of September 30, 2020 operated from its corporate headquarters in Short Hills, New Jersey and 155 branches located throughout New Jersey and New York.

Earnings Conference Call October 29, 2020 at 11:00 a.m. (ET)

The Company, as previously announced, will host an earnings conference call on Thursday, October 29, 2020 at 11:00 a.m. (ET). The toll-free dial-in number is: (866) 218-2404. Callers who pre-register will bypass the live operator and may avoid any delays in joining the conference call. Participants will immediately receive an online confirmation, an email and a calendar invitation for the event.

Conference Call Pre-registration link: http://dpregister.com/10148558

A telephone replay will be available beginning on October 29, 2020 from 1:00 p.m. (ET) through 9:00 a.m. (ET) on January 29, 2021. The replay number is (877) 344-7529, password 10148558. The conference call will also be simultaneously webcast on the Company’s website www.investorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in the “Risk Factors” disclosures included in our Annual Report on Form 10-K, as supplemented in quarterly reports on Form 10-Q, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. Further, given its ongoing and dynamic nature, it is difficult to predict what the continuing effects of the COVID-19 pandemic will have on our business and results of operations. The pandemic and related local and national economic disruption may, among other effects, continue to result in a material adverse change for the demand for our products and services; increased levels of loan delinquencies, problem assets and foreclosures; branch disruptions, unavailability of personnel and increased cybersecurity risks as employees work remotely.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Non-GAAP Financial Measures

We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. We utilize these measures for internal planning and forecasting purposes. We believe that our presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets

	September 30, 2020	June 30, 2020	December 31, 2019
	(unaudited)	(unaudited)	(audited)
Assets	(Dollars in thousands)

Cash and cash equivalents	$557,749	735,234	174,915
Equity securities	8,703	6,190	6,039
Debt securities available-for-sale, at estimated fair value	2,828,959	2,886,567	2,695,390
Debt securities held-to-maturity, net (estimated fair value of $1,304,693, $1,262,808 and $1,190,104 at September 30, 2020, June 30, 2020 and December 31, 2019, respectively)	1,236,610	1,198,401	1,148,815
Loans receivable, net	20,698,057	21,078,644	21,476,056
Loans held-for-sale	19,984	39,767	29,797
Federal Home Loan Bank stock	214,255	229,829	267,219
Accrued interest receivable	84,317	81,609	79,313
Other real estate owned and other repossessed assets	8,884	9,094	13,538
Office properties and equipment, net	164,220	165,609	169,614
Operating lease right-of-use assets	171,781	172,432	175,143
Net deferred tax asset	116,347	106,885	64,220
Bank owned life insurance	223,576	221,509	218,517
Goodwill and intangible assets	110,068	109,178	97,869
Other assets	163,467	153,200	82,321
Total assets	$26,606,977	27,194,148	26,698,766
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$19,103,535	19,487,302	17,860,338
Borrowed funds	4,307,523	4,632,016	5,827,111
Advance payments by borrowers for taxes and insurance	144,212	125,472	121,719
Operating lease liabilities	184,281	184,572	185,827
Other liabilities	197,669	141,886	81,821
Total liabilities	23,937,220	24,571,248	24,076,816
Stockholders’ equity	2,669,757	2,622,900	2,621,950
Total liabilities and stockholders’ equity	$26,606,977	27,194,148	26,698,766

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$215,221	217,733	231,734	657,483	684,086
Securities:
GSE obligations	378	310	343	994	876
Mortgage-backed securities	18,095	20,572	23,978	61,251	71,491
Equity	45	32	36	110	108
Municipal bonds and other debt	3,277	3,276	3,186	9,928	8,442
Interest-bearing deposits	233	294	821	1,367	1,965
Federal Home Loan Bank stock	3,452	3,997	4,456	11,881	12,871
Total interest and dividend income	240,701	246,214	264,554	743,014	779,839
Interest expense:
Deposits	34,109	38,991	67,972	126,279	201,222
Borrowed funds	24,970	25,236	32,130	79,843	92,319
Total interest expense	59,079	64,227	100,102	206,122	293,541
Net interest income	181,622	181,987	164,452	536,892	486,298
Provision for credit losses	8,336	33,278	(2,500)	72,840	(2,500)
Net interest income after provision for credit losses	173,286	148,709	166,952	464,052	488,798
Non-interest income:
Fees and service charges	5,579	1,376	5,796	12,981	16,785
Income on bank owned life insurance	2,067	1,596	1,832	5,059	4,949
Gain on loans, net	5,285	3,557	1,679	10,688	3,127
(Loss) gain on securities, net	(8)	55	30	249	(5,523)
Gain (loss) on sales of other real estate owned, net	133	(89)	358	784	863
Other income	6,870	3,645	5,085	14,965	12,754
Total non-interest income	19,926	10,140	14,780	44,726	32,955
Non-interest expense:
Compensation and fringe benefits	59,896	55,791	63,603	176,079	184,455
Advertising and promotional expense	2,344	2,199	2,994	6,906	10,888
Office occupancy and equipment expense	16,882	16,470	15,702	49,303	47,296
Federal insurance premiums	2,925	3,400	3,300	10,726	9,900
General and administrative	551	593	487	1,678	1,663
Professional fees	4,097	4,306	6,010	12,386	12,411
Data processing and communication	8,998	9,908	8,348	26,698	23,989
Other operating expenses	8,367	7,353	8,274	22,862	25,329
Total non-interest expenses	104,060	100,020	108,718	306,638	315,931
Income before income tax expense	89,152	58,829	73,014	202,140	205,822
Income tax expense	24,840	16,218	21,042	55,705	59,068
Net income	$64,312	42,611	51,972	146,435	146,754
Basic earnings per share	$0.27	0.18	0.20	0.62	0.56
Diluted earnings per share	$0.27	0.18	0.20	0.62	0.55

Basic weighted average shares outstanding	236,833,099	236,248,296	261,678,994	235,453,133	264,104,402
Diluted weighted average shares outstanding	236,872,505	236,382,103	261,812,970	235,550,801	264,422,265

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended
	September 30, 2020			June 30, 2020			September 30, 2019
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$978,037	233	0.10%	$1,292,904	294	0.09%	$224,882	821	1.46%
Equity securities	7,177	45	2.51%	6,166	32	2.08%	6,001	36	2.40%
Debt securities available-for-sale	2,758,679	13,473	1.95%	2,631,028	15,627	2.38%	2,591,055	18,167	2.80%
Debt securities held-to-maturity	1,200,933	8,277	2.76%	1,145,553	8,531	2.98%	1,131,194	9,340	3.30%
Net loans	20,879,661	215,221	4.12%	21,367,323	217,733	4.08%	21,722,751	231,734	4.27%
Federal Home Loan Bank stock	223,032	3,452	6.19%	247,971	3,997	6.45%	279,356	4,456	6.38%
Total interest-earning assets	26,047,519	240,701	3.70%	26,690,945	246,214	3.69%	25,955,239	264,554	4.08%
Non-interest earning assets	1,157,358			1,125,776			992,118
Total assets	$27,204,877			$27,816,721			$26,947,357

Interest-bearing liabilities:
Savings	$2,033,495	2,690	0.53%	$2,051,599	2,907	0.57%	$1,958,748	4,377	0.89%
Interest-bearing checking	5,901,759	8,658	0.59%	5,891,587	8,873	0.60%	4,894,643	21,094	1.72%
Money market accounts	4,349,536	8,520	0.78%	4,345,850	9,880	0.91%	3,750,846	16,065	1.71%
Certificates of deposit	3,923,651	14,241	1.45%	4,406,310	17,331	1.57%	4,756,086	26,436	2.22%
Total interest-bearing deposits	16,208,441	34,109	0.84%	16,695,346	38,991	0.93%	15,360,323	67,972	1.77%
Borrowed funds	4,493,591	24,970	2.22%	5,030,118	25,236	2.01%	5,756,197	32,130	2.23%
Total interest-bearing liabilities	20,702,032	59,079	1.14%	21,725,464	64,227	1.18%	21,116,520	100,102	1.90%
Non-interest-bearing liabilities	3,856,553			3,458,409			2,892,067
Total liabilities	24,558,585			25,183,873			24,008,587
Stockholders’ equity	2,646,292			2,632,848			2,938,770
Total liabilities and stockholders’ equity	$27,204,877			$27,816,721			$26,947,357

Net interest income		$181,622			$181,987			$164,452

Net interest rate spread			2.56%			2.51%			2.18%

Net interest earning assets	$5,345,487			$4,965,481			$4,838,719

Net interest margin			2.79%			2.73%			2.53%

Ratio of interest-earning assets to total interest-bearing liabilities	1.26	X		1.23	X		1.23	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information

	For the Nine Months Ended
	September 30, 2020			September 30, 2019
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$880,015	1,367	0.21%	$193,427	1,965	1.35%
Equity securities	6,480	110	2.26%	5,905	108	2.44%
Debt securities available-for-sale	2,657,564	46,371	2.33%	2,317,685	49,801	2.86%
Debt securities held-to-maturity	1,158,357	25,802	2.97%	1,379,982	31,008	3.00%
Net loans	21,157,077	657,483	4.14%	21,596,000	684,086	4.22%
Federal Home Loan Bank stock	247,260	11,881	6.41%	273,885	12,871	6.27%
Total interest-earning assets	26,106,753	743,014	3.79%	25,766,884	779,839	4.04%
Non-interest earning assets	1,080,136			964,031
Total assets	$27,186,889			$26,730,915

Interest-bearing liabilities:
Savings	$2,039,596	9,505	0.62%	$1,966,427	12,556	0.85%
Interest-bearing checking	5,786,659	34,191	0.79%	4,912,085	65,295	1.77%
Money market accounts	4,172,144	32,624	1.04%	3,691,378	46,126	1.67%
Certificates of deposit	4,082,118	49,959	1.63%	4,757,446	77,245	2.16%
Total interest bearing deposits	16,080,517	126,279	1.05%	15,327,336	201,222	1.75%
Borrowed funds	5,066,253	79,843	2.10%	5,566,273	92,319	2.21%
Total interest-bearing liabilities	21,146,770	206,122	1.30%	20,893,609	293,541	1.87%
Non-interest-bearing liabilities	3,402,930			2,881,242
Total liabilities	24,549,700			23,774,851
Stockholders’ equity	2,637,189			2,956,064
Total liabilities and stockholders’ equity	$27,186,889			$26,730,915

Net interest income		$536,892			$486,298

Net interest rate spread			2.49%			2.17%

Net interest earning assets	$4,959,983			$4,873,275

Net interest margin			2.74%			2.52%

Ratio of interest-earning assets to total interest-bearing liabilities	1.23	X		1.23	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Performance Ratios

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Return on average assets	0.95%	0.61%	0.77%	0.72%	0.73%
Return on average equity	9.72%	6.47%	7.07%	7.40%	6.62%
Return on average tangible equity	10.14%	6.76%	7.32%	7.71%	6.85%
Interest rate spread	2.56%	2.51%	2.18%	2.49%	2.17%
Net interest margin	2.79%	2.73%	2.53%	2.74%	2.52%
Efficiency ratio	51.63%	52.06%	60.66%	52.72%	60.84%
Non-interest expense to average total assets	1.53%	1.44%	1.61%	1.50%	1.58%
Average interest-earning assets to average interest-bearing liabilities	1.26	1.23	1.23	1.23	1.23

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Financial Ratios and Other Data

		September 30, 2020	June 30, 2020	December 31, 2019
Asset Quality Ratios:
Non-performing assets as a percent of total assets		0.57%	0.54%	0.46%
Non-performing loans as a percent of total loans		0.68%	0.65%	0.50%
Allowance for loan losses as a percent of non-accrual loans		217.75%	215.48%	239.66%
Allowance for loan losses as a percent of total loans		1.37%	1.28%	1.05%
Allowance for credit losses as a percent of total loans (1)		1.44%	1.37%	1.05%

Capital Ratios:
Tier 1 Leverage Ratio (2)		9.76%	9.38%	9.53%
Common equity tier 1 risk-based (2)		13.24%	13.02%	12.78%
Tier 1 Risk-Based Capital (2)		13.24%	13.02%	12.78%
Total Risk-Based Capital (2)		14.49%	14.34%	13.92%
Equity to total assets (period end)		10.03%	9.65%	9.82%
Average equity to average assets		9.73%	9.46%	10.82%
Tangible capital to tangible assets (3)		9.66%	9.28%	9.49%
Book value per common share (3)		$11.17	$10.98	$11.11
Tangible book value per common share (3)		$10.71	$10.53	$10.69

Other Data:
Number of full service offices		155	154	147
Full time equivalent employees		1,818	1,808	1,761

(1) Allowance for credit losses includes allowance for loan losses and allowance for losses on unfunded commitments.
(2) Capital ratios are estimated. In accordance with regulatory capital rules, the Company elected an option to delay the estimated impact of CECL on its regulatory capital over a five-year transition period ending December 31, 2024. As a result, capital ratios as of September 30, 2020 and June 30, 2020 exclude the impact of the increased allowance for credit losses on loans, unfunded commitments and held-to-maturity debt securities attributed to the adoption of CECL.
(3) See Non-GAAP Reconciliation.

Investors Bancorp, Inc.
Non-GAAP Reconciliation
(Dollars in thousands, except share data)

Book Value and Tangible Book Value per Share Computation

	September 30, 2020	June 30, 2020	December 31, 2019

Total stockholders’ equity	$2,669,757	2,622,900	2,621,950
Goodwill and intangible assets	110,068	109,178	97,869
Tangible stockholders’ equity	$2,559,689	2,513,722	2,524,081

Book Value per Share Computation
Common stock issued	361,869,872	361,869,872	359,070,852
Treasury shares	(111,950,455)	(111,961,365)	(111,630,950)
Shares outstanding	249,919,417	249,908,507	247,439,902
Unallocated ESOP shares	(11,013,477)	(11,131,902)	(11,368,750)
Book value shares	238,905,940	238,776,605	236,071,152

Book Value per Share	$11.17	$10.98	$11.11
Tangible Book Value per Share	$10.71	$10.53	$10.69

Total assets	$26,606,977	27,194,148	26,698,766
Goodwill and intangible assets	110,068	109,178	97,869
Tangible assets	$26,496,909	27,084,970	26,600,897

Tangible capital to tangible assets	9.66%	9.28%	9.49%